UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2009
Federal National Mortgage Association
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-50231	52-0883107
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

3900 Wisconsin Avenue, NW
Washington, DC	20016
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 202-752-7000
(Former Name or Former Address, if Changed Since Last Report): ____________
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
Fannie Mae (formally known as the Federal National Mortgage Association) is filing this Amendment No. 1 to its Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 9, 2009 (the “Original Form 8-K”), to amend and supplement the disclosures provided under Item 8.01 of the Original Form 8-K. This amendment incorporates the Original Form 8-K by reference. Except as otherwise provided herein, the disclosures made in the Original Form 8-K remain unchanged.
Item 8.01 Other Events.
Fannie Mae is a limited liability investor in low income housing tax credit (“LIHTC”) and non-LIHTC investments formed for the purpose of providing equity funding for affordable multifamily rental properties. We generally receive tax benefits (tax credits and tax deductions for net operating losses) on our LIHTC investments that we have historically used to reduce our income tax expense. Given our current tax position, it is unlikely that we will be able to use the tax benefits that we expect to receive in the future from these LIHTC investments.
Prior to September 30, 2009, we entered into a nonbinding letter of intent to transfer equity interests in our LIHTC investments to third party investors at a price above carrying value. As we disclosed in our quarterly report on Form 10-Q for the quarter ended September 30, 2009, we requested the approval of the Federal Housing Finance Agency (“FHFA”), as our conservator, to complete the transaction. FHFA advised us that FHFA had requested approval from the U.S. Department of Treasury (“Treasury”) of the transaction under the terms of our senior preferred stock purchase agreement with Treasury.
On November 6, 2009, Treasury notified FHFA and us that it did not consent to the proposed transaction. Treasury stated the proposed sale would result in a loss of aggregate tax revenues that would be greater than the savings to the federal government from a reduction in the capital contribution obligation of Treasury to Fannie Mae under the senior preferred stock purchase agreement. Treasury further stated that withholding approval of the proposed sale afforded more protection to the taxpayers than approval would have provided. We have continued to explore options to sell or otherwise transfer our LIHTC investments for value consistent with our mission; however, to date, we have not been successful.
On February 18, 2010, FHFA informed us by letter, after further consultation with the Treasury, that we may not sell or transfer our LIHTC partnership interests and that FHFA sees no disposition options. Therefore, in connection with the preparation, review and audit of our financial statements for the year ended December 31, 2009, we have concluded that we no longer have both the intent and ability to sell or otherwise transfer our LIHTC investments for value. As a result, we have recognized a loss of $5.0 billion during the fourth quarter of 2009 to reduce the carrying value of our LIHTC partnership investments to zero in the consolidated financial statements, and our net worth will be reduced by an equal amount. Accordingly, this loss will increase the amount that will be requested from Treasury by FHFA on our behalf under the senior preferred stock purchase agreement.
As of December 31, 2009, we have an obligation to fund $541 million in capital contributions on our LIHTC investments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION
By	/s/ Michael J. Williams
Michael J. Williams
President and Chief Executive Officer
Date: February 23, 2010